Exhibit 99.1

  ConocoPhillips Reports Fourth-Quarter Net Income of $2.4 Billion;
            Full-Year 2004 Net Income Totals $8.1 Billion


    HOUSTON--(BUSINESS WIRE)--Jan. 26, 2005--ConocoPhillips (NYSE:COP)

                         Earnings at a glance


                                Fourth Quarter       Twelve Months
----------------------------------------------------------------------
                                2004      2003      2004      2003
----------------------------------------------------------------------
Income from continuing
 operations                   $2,480    $985      $8,107    $4,593
                               million   million   million   million
Income (loss) from
 discontinued operations      $ (48)    $   36    $   22    $  237
Cumulative effect of changes
 in accounting principles     $    -    $    -    $    -    $ (95)
Net income                    $2,432    $1,021    $8,129    $4,735
----------------------------- --------- --------- --------- ----------
Diluted income per share
     Income from continuing
      operations              $ 3.51    $ 1.43    $11.57    $ 6.70
     Net income               $ 3.44    $ 1.48    $11.60    $ 6.91
----------------------------- --------- --------- --------- ----------
Revenues                      $ 40.1    $ 26.0    $136.9    $105.1
                               billion   billion   billion   billion
----------------------------- --------- --------- --------- ----------


    ConocoPhillips (NYSE:COP) today reported fourth-quarter net income of $2,432 million, compared with $1,021 million for the same quarter in 2003. Net income per share for the fourth quarter was $3.44, versus $1.48 for the same period a year ago. Total revenues were $40.1 billion, versus $26.0 billion a year ago. Income from continuing operations for the fourth quarter was $2,480 million, compared with $985 million for the same period a year ago. Income from continuing operations per share for the fourth quarter of 2004 was $3.51, compared with $1.43 for the fourth quarter of 2003. The quarter's net income included $74 million, or $0.10 per share, from the company's equity investment in LUKOIL.
    "Operationally, we performed very well during the fourth quarter," said Jim Mulva, chairman and chief executive officer. "Overall, our upstream operations ran well, enabling us to benefit from the strong commodity price environment. The total company produced 1.75 million barrels of oil equivalent per day, including 1.60 million BOE per day from our Exploration and Production segment and an estimated 150,000 barrels of oil per day from our LUKOIL equity investment. Downstream, our domestic operations benefited from improved heavy-light crude oil differentials, and our international refineries ran well, with strong capacity utilization rates. Worldwide, our refineries ran at 94 percent of capacity, excluding the impact of LUKOIL.
    "Our financial position continues to steadily improve, and our return on capital employed remains strong and competitive. We ended the year with a debt-to-capital ratio of 26 percent. For the full year, we generated $12.0 billion in cash from operations, spent $9.5 billion on capital projects and investments, including the purchase of approximately 10 percent of LUKOIL, and paid $1.2 billion in dividends."
    For the twelve months of 2004, net income was $8,129 million, a 72 percent improvement when compared with $4,735 million for 2003. Net income per share was $11.60 for the full year 2004, versus $6.91 for 2003. Income from continuing operations was $8,107 million, a 77 percent increase over $4,593 million for the same period a year ago. Income from continuing operations per share for the twelve months of 2004 was $11.57, compared with $6.70 for the same period in 2003. Total revenues were $136.9 billion, versus $105.1 billion a year ago.
    As of the end of 2004, ConocoPhillips owned about 10 percent of LUKOIL. ConocoPhillips' equity share of LUKOIL's operational and financial information has been estimated and reported in the LUKOIL Investment segment. In addition to the company's proportionate share of LUKOIL's earnings, this segment also reflects the amortization of the estimated basis difference between ConocoPhillips' equity interest in the net assets of LUKOIL and the historical cost of the company's investment in LUKOIL. As expected, during the Jan. 24, 2005, extraordinary general meeting of LUKOIL shareholders, all charter amendments reflected in the shareholder agreement were passed and ConocoPhillips' nominee was elected to LUKOIL's board of directors.
    The results of ConocoPhillips' business segments follow. Results from the company's equity investment in LUKOIL are reported separately in the LUKOIL Investment segment.

    Exploration & Production (E&P)

    Fourth-quarter financial results: E&P income from continuing operations in the fourth quarter was $1,671 million, up from $1,420 million in the third quarter of 2004 and up from $991 million in the fourth quarter of 2003. The increase from the third quarter was primarily the result of higher crude oil and natural gas prices, as well as higher production, partially offset by certain impairments. Improved results from the fourth quarter of 2003 were primarily due to higher crude oil and natural gas prices, partially offset by the reduced impact of international tax benefits.
    ConocoPhillips' E&P daily production for the quarter averaged 1.60 million barrels of oil equivalent (BOE) per day, including Canadian Syncrude. This excludes the estimated 150,000 barrels per day (BPD) of oil reported in the LUKOIL Investment segment below. When compared with the third quarter, increased E&P output was primarily the result of the completion of third-quarter scheduled maintenance in Alaska and the North Sea, partially offset by the adverse impact of approximately 15,000 BOE per day due to the change in the Venezuelan governmental royalty rate. When compared with the fourth quarter of 2003, adjusted for the disposition of Petrovera, production for the fourth quarter of 2004 was flat, as increased production from Bayu-Undan, Vietnam and Hamaca offset other asset sales and natural decline.
    Twelve months financial results: E&P income from continuing operations for the twelve months of 2004 was $5,702 million, up from $4,160 million in 2003, primarily due to higher realized worldwide crude oil and natural gas prices, partially offset by lower volumes largely associated with asset sales. As expected, production, including Canadian Syncrude, for the full year averaged 1.56 million BOE per day, which is slightly higher than that of the previous year when adjusted for dispositions.

    Midstream

    Fourth-quarter financial results: Midstream income from continuing operations was $100 million, up from $38 million in the third quarter of 2004 and up from $43 million in the fourth quarter of 2003. Contributing to the increase over the prior quarter were higher natural gas liquids prices for both Duke Energy Field Services, LLC
(DEFS) and the company's consolidated operations, and reduced asset impairments in DEFS. The increase over the fourth quarter of 2003 was primarily the result of higher natural gas liquids prices in both DEFS' and the company's consolidated operations.
    Twelve months financial results: Midstream operating results increased to $235 million, from $130 million in 2003. The increase was primarily the result of higher natural gas liquids prices in both DEFS and the company's consolidated operations, partially offset by increased impairment charges in DEFS.

    Refining and Marketing (R&M)

    Fourth-quarter financial results: R&M income from continuing operations was $753 million, up from $708 million in the previous quarter and up from $202 million in the fourth quarter of 2003. The increase in fourth-quarter R&M earnings, compared with the third quarter of 2004, was due to improved realized international refining margins. Improved results over the fourth quarter of 2003 were primarily due to higher worldwide refining margins.
    During the fourth quarter, the company's domestic refinery crude oil capacity utilization rate was 93 percent. Although realized refining margins were lower than those of the third quarter, they were not as low as would have been expected from market-indicator crack spreads due to the impact of wider heavy-light crude oil differentials and improved product yields. In addition, U.S. marketing results were lower due to inventory impacts, partially offset by improved margins.
    Internationally, a 3 percent increase in the company's refinery crude oil capacity utilization rate and improved refining optimization contributed to improved refining margins. International marketing margins also were improved over the previous quarter.
    Overall, R&M's fourth-quarter refinery crude oil capacity utilization rate averaged 94 percent, the same as last quarter. R&M's total refining throughput for the quarter was 2.7 million BPD, which excludes the estimated 77,000 BPD shown in the LUKOIL Investment segment below. Fourth-quarter turnaround costs were $73 million before-tax, compared with $57 million in the third quarter of 2004.
    Twelve months financial results: R&M income from continuing operations for the twelve months of 2004 increased to $2,743 million, compared with $1,397 million in the same period a year ago. The increase was primarily the result of higher worldwide refining margins, and was partially offset by lower U.S. marketing margins and increased turnaround, energy, impairment and contingency costs. Full-year turnaround costs, before-tax, were $267 million.

    LUKOIL Investment

    Fourth-quarter financial results: Income from continuing operations in the fourth quarter was $74 million. This represents ConocoPhillips' estimate of the company's weighted average equity share of LUKOIL's income for the fourth quarter based on market indicators and historical production trends of LUKOIL. This segment also includes the amortization of the estimated basis difference between ConocoPhillips' equity interest in the net assets of LUKOIL and the historical cost of the company's investment in LUKOIL.
    ConocoPhillips' share of estimated crude oil production was 150,000 BPD. The company's share of estimated daily refining crude oil throughput was 77,000 BPD.

    Chemicals

    Fourth-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $83 million, compared with $81 million in the third quarter of 2004 and $11 million in the fourth quarter of 2003. The increase from the third quarter was largely due to higher margins, particularly in the olefins and polyolefins business line, partially offset by higher utility costs. The increase over the fourth quarter of 2003 reflects improved margins and volumes in olefins and polyolefins, as well as improved margins in the aromatics and styrenics business line.
    Twelve months financial results: During the twelve months of 2004, the Chemicals segment had income from continuing operations of $249 million, compared with $7 million for the same period a year ago. Contributing to the increase were higher margins and volumes in both the olefins and polyolefins, and aromatics and styrenics business lines.

    Emerging Businesses

    Fourth-quarter financial results: The Emerging Businesses segment had a loss from continuing operations of $24 million in the fourth quarter of 2004, compared with losses of $27 million in the third quarter of 2004 and $24 million in the fourth quarter of 2003.

    Corporate and Other

    Fourth-quarter financial results: After-tax Corporate expenses from continuing operations were $177 million, compared with $209 million in the previous quarter and $238 million in the fourth quarter of 2003. The decrease from the third quarter was primarily driven by a reduction in net interest charges largely associated with the early debt retirement premium paid during the third quarter. Contributing to the decrease from the fourth quarter of 2003 were lower net interest expense and reduced merger-related costs, partially offset by reduced foreign currency gains.
    Total debt at the end of the fourth quarter was $15.0 billion, compared with $15.5 billion at the end of the previous quarter and $2.8 billion below year-end 2003. At the end of the fourth quarter, the company's debt-to-capital ratio was 26 percent, down from 28 percent at the end of the third quarter.
    The company's fourth-quarter effective tax rate of 42 percent was lower than that of the third quarter, primarily due to a lower proportion of income from international upstream operations located in higher tax-rate jurisdictions.

    Discontinued Operations

    Fourth-quarter financial results: Fourth-quarter losses from discontinued operations were $48 million, compared with a loss of $5 million in the third quarter of 2004 and income of $36 million in the fourth quarter of 2003. The losses in the fourth quarter were primarily related to asset sales.
    Twelve months financial results: During the twelve months of 2004, income from discontinued operations was $22 million, compared with $237 million for the same period a year ago. The decrease is primarily attributable to the impacts of asset sales.

    Outlook

    Mr. Mulva concluded:

    "We had another good quarter, which contributed to a strong year in terms of operating performance and market conditions, enabling us to achieve strong financial results. We are delivering on our commitments, and remain focused on continuous improvement in all of our operations.
    "We expect 2005 production, including Canadian Syncrude, to increase to approximately 1.62 million BOE per day, excluding the impacts of LUKOIL. Production increases are anticipated through the continued ramp-up of Magnolia, Hamaca, Bayu-Undan and Belanak. Further increases also are expected as expansion projects in the United Kingdom and Alaska are completed during the year.
    "Downstream, we remain committed to cost and capital discipline, executing projects well, and leveraging our refining technologies and position. Looking forward, we anticipate maintaining a high capacity utilization rate, while successfully executing our extensive 2005 clean-fuels program and increased turnaround activity, all of which will help ensure that we maximize the availability of high-quality clean fuels to the market.
    "Our 2005 cash capital budget is approximately $6.9 billion. These expenditures will be directed toward our existing portfolio and the development of additional legacy assets, which is expected to bolster future growth. This cash capital budget excludes capitalized interest and minority interests, and certain expenditures associated with the LUKOIL strategic alliance. We anticipate additional capital expenditures of approximately $500 million related to the closing of our Timan-Pechora joint venture with LUKOIL, as well as discretionary investment to increase the company's equity ownership in LUKOIL."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 35,800 employees, $93 billion of assets, and $136.9 billion of revenues as of Dec. 31, 2004. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 10 a.m. Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Fourth-Quarter Earnings" link.

    For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/4q04earnings.html.

    For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/4q04summary.xls.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "(w)e expect 2005 production, including Canadian Syncrude, to increase to approximately 1.62 million BOE per day, excluding the impacts of LUKOIL"; "(p)roduction increases are anticipated through the continued ramp-up of Magnolia, Hamaca, Bayu-Undan and Belanak"; "(f)urther increases also are expected as expansion projects in the United Kingdom and Alaska are completed during the year"; "(w)e anticipate maintaining a high capacity utilization rate, while successfully executing our extensive 2005 clean-fuels program and increased turnaround activity"; and "(w)e anticipate additional capital expenditures of approximately $500 million related to the closing of our Timan-Pechora joint venture with LUKOIL, as well as discretionary investment to increase the company's equity ownership in LUKOIL" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford, Houston, Texas 77079 or on the company's Web site at www.conocophillips.com. This information can also be obtained from the SEC by calling 1-800-SEC-0330 or on the SEC's Web site at www.sec.gov.


    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais,  281-293-4595 (media)
             Clayton Reasor, 212-207-1996 (investors)